SUPPLEMENTAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

      This Supplemental Settlement Agreement and Release (the "Agreement") is dated September 1, 2005 and is made by and between IPEX, Inc. (the "Company") and Edward Sullivan ("Sullivan"), and supercedes a prior Settlement Agreement and Release dated August 19, 2005 between the same parties (the "Prior Agreement") as follows:

      WHEREAS, a dispute arose between the Company and Sullivan concerning certain monies that Sullivan alleged were owed to him by the Company (the "Dispute"); and

      WHEREAS, the parties had entered into the Prior-Agreement to resolves such disputes, but an issue arose concerning the issuance of a Rule 144 opinion in connection with stock that was the subject thereof; and

      WHEREAS, the parties to this Agreement wish to resolve the pending dispute and the resolution of the issue arising under the Prior-Agreement without resulting to costly and distracting litigation; and

      WHEREAS, this Agreement is a settlement of disputed claims and does not constitute an admission of wrongdoing of any kind;

      NOW THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1. The Company shall pay Sullivan the total sum of Forty-Nine Thousand Dollars and No Cents ($49,000.00) (the "Payment") upon the execution hereof. This payment reflects the balance of the monies owed to Sullivan under the Prior-Agreement in the amount of Forth-Five Thousand Dollars ($45,000), together with Three Thousand Dollars ($3,000) to compensate Sullivan for his attendance at Board of Directors Meetings and One Thousand Dollars ($1,000) to compensate Sullivan for his legal fees incurred with the issue arising under the Prior Agreement. The parties acknowledge that Sullivan received in July 2005, the sum of Forty Thousand Dollars ($40,000) and in August 2005, the sum of Thirty-Thousand Dollars ($30,000) and the total settlement is $115,000, exclusive of the aforementioned Board of Directors' Fees and legal fees.

      2. On February 20, 2004, the Company, through a predecessor company, issued to Sullivan 218,000 shares of common stock (the "Shares"). Sullivan and the Company executed a Lock-Up Agreement in February 2005, whereby Sullivan agreed not to sell the Shares for a period of one year. The parties hereto waive the provisions of the Lock-Up Agreement in its entirety and such agreement shall be null and void. Sullivan acknowledges that he has received the stock certificate for the Shares. At any time after the date hereof, if the Company shall determine to register for its own account or the account of others under the Securities Act of 1933, as amended, any of its equity securities, the Company shall include in such registration statement the Shares. This "piggy-back" registration right shall not apply to an offering of equity securities registered on Form S-4 or S-8 (or their then equivalent forms) relating to securities to be issued solely in connection with an acquisition of any entity or business or securities issuable in connection with a stock option or other employee benefit plan.


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

      3. Within 24 hours of the receipt of the Payment, Sullivan shall immediately tender his written resignation from the Board of Directors of the Company, effective immediately, to the Company.

      4. Upon receipt of the Payment, Sullivan agrees to release and discharge IPEX, Inc., and the Company agrees to release and discharge Sullivan, and each of their respective heirs, executors, administrators, parent company, holding company, subsidiaries, successors, officers, directors, principals, control persons, past and present employees, insurers, and assigns (the "Releasees") from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, in law or equity, against the above-named Releasees which Sullivan or the Company, as the case may be, and their heirs, executors, successors and assigns ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement; provided however the parties hereto realize that paragraph "4" does not apply to Wolfgang Grabher. With respect to the release contained herein, it is acknowledged and admitted by Sullivan that he has been informed of the provisions of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which he has or may have under said Section, or any comparable law under any other jurisdiction. Said section reads as follows:

      "A general release does not extend to claims which the creditors does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

      5. Sullivan and IPEX understand and agree that this Agreement, including the facts and circumstances underlying the dispute that gave rise to this Agreement, shall forever be deemed confidential. Except as required under the statutes, rules or regulations of any federal or state government, government agency, self-regulatory organization or court of competent jurisdiction, Sullivan and IPEX shall not disclose or divulge to others the following: the terms or substance of this Agreement or any underlying facts of the Dispute giving rise to this Agreement.

      6. Sullivan acknowledges and agrees that disclosing, divulging, revealing or other use of any confidential information that he obtained during the course of his involvement with the Company as a Director, Consultant, or other position, may be highly detrimental to the Company's business and may result in the serious loss of business and pecuniary damage to the Company. Except as required under the statutes, rules or regulations of any federal or state government, government agency, self-regulatory organization or court of competent jurisdiction, Sullivan specifically covenants and agrees to hold all such information in the strictest of confidence, and will not, without the Company's prior written consent, disclose, divulge, or reveal to any person whomsoever or use any confidential information for any purpose whatsoever. Sullivan shall be permitted to disclose the Confidential Information to his attorneys and accountants (for purposes of preparing his tax returns). For the purposes of this Agreement, "confidential information" includes, but is not limited to, information about the Company's clients, client contracts, business plans, financial information, fees and schedules, compensation and employments policies, the Company's marketing, financial, personnel, and sales information, any strategies for future business products or services in any form, and any and all information learned by Sullivan while serving as a Director and/or Consultant to the Company. Confidential information does not include any information that (i) Sullivan possessed prior to his association with the Company and its predecessor, (ii) the Company has disclosed to the public or
(iii) is otherwise publicly known or available.


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

      7. Sullivan and the Company acknowledge that the services provided by Sullivan to the Company were special, unique, and extraordinary and, as a result of his position with the Company, Sullivan has access to confidential and proprietary information. Further, Sullivan and the Company recognize and acknowledge that the Company's voice-over-internet protocol business is a business without borders and utilized the internet, which is available worldwide. In light of the foregoing and the consideration provided herein by the Company, Sullivan agrees that it is reasonably necessary for the protection of the Company's goodwill that Sullivan agree, and accordingly, Sullivan does hereby agree, and covenant that he will not work for, consult for, serve as a director, officer, or employee, or otherwise directly or indirectly assist, any individual or entity that provides, anticipates providing, or owns an interest in a entity that provides voice-over-internet protocol products and/or services for a term of one (1) year from the date of this Agreement. Sullivan specifically agrees that the geographical scope of this provision is without limitation and encompasses the entire world. The parties recognize that the term of one (1) year and world-wide scope of this covenant-not-to-compete is fair and reasonable in order to protect the Company's legitimate business interest and technology and does not impose an undue hardship on Sullivan. For ease of reference, this paragraph shall be referred to as the "Covenant-Not-To-Compete."

      8. In the event that Sullivan breaches the Covenant-Not-To-Compete, the parties acknowledge that monetary damages resulting from a breach thereof may be difficult to calculate and insufficient to remedy the injury resulting from such breach. Accordingly, Sullivan acknowledges and admits that the Company shall be entitled, in addition to any other right or remedy it may have in law or equity, to a preliminary and permanent injunction, enjoining or restraining Sullivan, as the case may be, from any violation or threatened violation of the Covenant-Not-To-Compete. If any of the restrictions contained in the Covenant-Not-To-Compete shall be deemed to be unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the Court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provision thereof, and in its reduced form, the Covenant-Not-To-Compete shall then be enforceable in the manner contemplated thereby. Finally, nothing contained in this paragraph shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such damages and any equitable accounting of all earnings, profits, and other benefits arising from such violation.

      9. Sullivan, Wolfgang Grabher, and the Company agree that neither of them shall, directly or indirectly, in public or in private, deprecate, impugn, disparage or make any remarks that would be construed to defame the other, or the Company's past or present officers, directors, or shareholders, nor shall Sullivan, Wolfgang Grabher, or the Company assist any other person firm, entity, or company in so doing.

      10. Contemporaneously with the execution of this Agreement, the Company agrees to execute and deliver a Indemnification Agreement to Sullivan in the form annexed hereto as Exhibit A.


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

      11. Aside from the attorneys' fees referenced in paragraph 1, all parties are responsible for their own attorneys' fees and costs.

      12. Upon receipt of the Payment, Sullivan shall return the original and all copies thereof of any AICI and/or IPEX documents to the Company.

      13. All parties acknowledge and represent that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

      14. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

      15. This Agreement represents the parties' entire agreement, and no party is relying on any oral representations not expressly contained in this Agreement. This Agreement may not be changed except by a writing signed by all parties.

      16. In the event of a dispute arising under this Agreement including, but not limited to, the enforcement of the Covenant-Not-To-Compete and non-disclosure provisions hereof, the parties irrevocably consent to the personal jurisdiction of the State and Federal Courts sitting in the County of San Diego, State of California. Further, the parties agree that venue is proper in such Court and waive any claim or defense of forum non-convenience and that any such dispute shall be governed by the substantive laws of the State of California and without regard to principles of conflicts of law thereof.

      17. This Agreement may be executed in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.


/s/ Edward Sullivan
-------------------
EDWARD SULLIVAN

IPEX, INC.

By:  /s/ Gerald Beckwith
     ------------------------------
         Gerald Beckwith, its Chief Executive Officer


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


ROSNER, LAW AND MANSFIELD


By:  /s/ Hallen D. Rosner
     ------------------------------
         Hallen D. Rosner, Esq.,
         Attorney for Sullivan


SICHENZIA ROSS FRIEDMAN FERENCE LLP


By:   /s/ Marc J. Ross
      -----------------------------
         Marc J. Ross, Esq.,
         Attorney for IPEX, Inc.



/s/ Wolfgang Grabher
-----------------------------------
WOLFGANG GRABHER, only as to the
non-disparagement provision set forth paragraph 9 hereof


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